Exhibit 10.2

EXECUTION COPY

U.S. $3,000,000,000
THIRD AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT
Dated as of March 27, 2015
Among
UNITED PARCEL SERVICE, INC.
as Borrower
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
J.P. MORGAN SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.
BARCLAYS BANK PLC
BNP PARIBAS SECURITIES CORP.
and
SG AMERICAS SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners
CITIBANK, N.A.
as Syndication Agent
BARCLAYS BANK PLC
BNP PARIBAS
and
SOCIÉTÉ GÉNÉRALE
as Co-Documentation Agents
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent

SECTION 3.05. Labor Dispute	42

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower	43

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants	45
SECTION 5.02. Negative Covenants	48

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default	49

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Authority	51
SECTION 7.02. Rights as a Lender	52
SECTION 7.03. Duties of Agent; Exculpatory Provisions	52
SECTION 7.04. Reliance by Agent	53
SECTION 7.05. Delegation of Duties	53
SECTION 7.06. Resignation of Agent	53
SECTION 7.07. Non-Reliance on Agent and Other Lenders	54
SECTION 7.08. No Other Duties, etc	55

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc	55
SECTION 8.02. Notices, Etc	55
SECTION 8.03. No Waiver; Remedies	57
SECTION 8.04. Costs and Expenses	57
SECTION 8.05. Right of Setoff	60
SECTION 8.06. Binding Effect	60
SECTION 8.07. Assignments, Designations and Participations	60
SECTION 8.08. Confidentiality	65

SECTION 8.09. Governing Law	66
SECTION 8.10. Execution in Counterparts	66
SECTION 8.11. Jurisdiction, Etc	66
SECTION 8.12. Judgment	67
SECTION 8.13. Substitution of Currency	67
SECTION 8.14. Patriot Act Notice	68
SECTION 8.15. No Advisory or Fiduciary Responsibility.	68
SECTION 8.16. Waiver of Jury Trial	69

SCHEDULE

Schedule I - Commitments

EXHIBITS

Exhibit A-1 - Form of Revolving Credit Note
Exhibit A-2 - Form of Competitive Bid Note
Exhibit B-1 - Form of Notice of Revolving Credit Borrowing
Exhibit B-2 - Form of Notice of Competitive Bid Borrowing
Exhibit C - Form of Assignment and Acceptance
Exhibit D - Form of Designation Agreement
Exhibit E - Form of Opinion of Counsel for the Borrower
Exhibit F - 2021 Notes
Exhibit G - Forms of U.S. Tax Compliance Certificates

THIRD AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT
Dated as of March 27, 2015
UNITED PARCEL SERVICE, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (collectively, the “Initial Lenders”) listed on the signature pages hereof and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent for the Lenders (as hereinafter defined), agree as follows:
PRELIMINARY STATEMENT. The Borrower, the lenders parties thereto and JPMorgan, as agent, are parties to the Second Amended and Restated Five Year Credit Agreement dated as of March 28, 2014 (the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01, the Borrower and the parties hereto desire to amend and restate the Existing Credit Agreement as herein set forth.
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means a Revolving Credit Advance or a Competitive Bid Advance, as the context may require.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that Overseas Partners shall not be deemed to be an Affiliate of the Borrower.
“Agent” means JPMorgan in its capacity as administrative agent for the Lenders and any Affiliate of JPMorgan acting in such capacity with respect to Committed Currencies.
“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at JPMorgan at its office at 500 Stanton-Christiana Road, Newark, Delaware 19713, Account No. 900811331H3007, Attention: Loan & Agency, (b) in the case of Advances denominated in any Foreign Currency, the account of the Sub-Agent designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act, as amended.
“Applicable Fee Percentage” means, as of any date, 0.045% per annum.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent and the Borrower as its Applicable Lending Office with respect to such Competitive Bid Advance.
“Applicable Margin” means (a) (i) for Eurocurrency Rate Advances as of any date, a percentage per annum equal to the Market Rate Spread on the Spread Determination Date in relation to such Advances and (b) for Base Rate Advances as of any date, a rate per annum that is 100 basis points lower than the rate determined in accordance with clause (a) above; provided that in no event shall the Applicable Margin for Base Rate Advances be lower than 0.00%.
“Arrangers” means Citigroup Global Markets Inc. and J.P. Morgan Securities LLC.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
“Assuming Lender” has the meaning specified in Section 2.20(d).
“Assumption Agreement” has the meaning specified in Section 2.20(d)(ii).
“Attributable Debt” has the meaning specified in the 2021 Notes.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a)the rate of interest announced publicly by JPMorgan in New York, New York, from time to time, as JPMorgan’s prime rate;
(b)1/2 of 1% per annum above the Federal Funds Rate; and
(c)the rate applicable to Dollars for a period of one month appearing on Reuters LIBOR01 Page (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Base Rate Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).
“Beneficial Ownership” means beneficial ownership as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, as in effect on the date hereof.
“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrower’s Account” means an account of the Borrower designated in writing by the Borrower to the Agent.
“Borrowing” means a Revolving Credit Borrowing or a Competitive Bid Borrowing, as the context may require.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance or LIBO Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open) and, if the applicable Business Day relates to any Local Rate Advances, on which banks are open for business in the country of issue of the currency of such Local Rate Advance.
“Capital Lease Obligations” of any Person means all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.
“Change of Control” means the occurrence of either of the following:
(a)the acquisition of Beneficial Ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Permitted Persons, of Voting Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of the Borrower; or
(b)during any period of up to 12 consecutive calendar months, commencing after the Effective Date, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the seats (other than vacant seats) on the board of directors of the Borrower (except to the extent that individuals who, at the beginning of such 12-month period, were directors of the Borrower were replaced by individuals who were either (i) recommended or approved by the board of directors of the Borrower or (ii) appointed by directors so recommended or approved).
“Commitment” means as to any Lender (a) if such Lender is an Initial Lender, the Dollar amount set forth opposite such Lender’s name on the Schedule I hereto, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(g), in each case as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.20.
“Commitment Date” has the meaning specified in Section 2.20(b).
“Commitment Increase” has the meaning specified in Section 2.20(a).
“Committed Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of The Swiss Federation, lawful currency of Japan and Euros.
“Competitive Bid Advance” means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance, a LIBO Rate Advance or a Local Rate Advance, as the context may require.

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.
“Competitive Bid Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.
“Competitive Bid Reduction” has the meaning specified in Section 2.01.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Net Tangible Assets” has the meaning specified in the 2021 Notes.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.
“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits with or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding payables incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person (other than Non-Recourse Debt), (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person and (i) all obligations of such Person in respect of Hedge Agreements; provided, however, that at any given time the term “obligations” as used in this clause (i) shall only include the net amounts due and payable at such time under any such agreements or arrangements. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner.
“Declining Lender” has the meaning specified in Section 2.16.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s ratable portion of the aggregate outstanding principal amount of the Advances of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Defaulted Advances) over the aggregate outstanding principal amount of all Advances actually funded by such Defaulting Lender.
“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Defaulted Advance and ending on the earlier of the following dates: (i) the date on which (a) the Default Excess with respect to such Defaulting Lender has been reduced to zero (whether by the funding of any Defaulted Advances by such Defaulting Lender or by the non-pro-rata application of any prepayment pursuant to Section 2.19) and (b) such Defaulting Lender shall have delivered to the Borrower and the Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (ii) the date on which the Borrower, the Agent and the Required Lenders waive in writing all defaults relating to the failure of such Defaulting Lender to fund.
“Defaulted Advance” means any Advance that a Defaulting Lender has failed to make.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Advances required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, and such failure is continuing hereunder, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, and such failure is continuing, unless the subject of a good faith dispute, (c) has notified the Borrower or the Agent in writing, or has otherwise indicated through a written statement or public announcement, that it does not intend to fund Revolving Credit Advances as required hereunder (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination in good faith that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), or that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (d) has failed to confirm in writing to the Borrower and the Agent that such Lender will comply with its obligation to fund Revolving Credit Advances as required hereunder within five (5) Business Days after receipt of a written request for such confirmation from the Borrower or the Agent, provided that any such Lender shall cease to be a Defaulting Lender under this clause (d) upon receipt of such confirmation by the Borrower or the Agent or (e) is subject to a bankruptcy, insolvency or similar proceeding or to the appointment of the Federal Deposit Insurance Corporation or other receiver, custodian, conservator, trustee or similar official with respect to such Lender’s business or properties; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in such Lender or a direct or indirect holding company of such Lender by a Governmental Authority or an instrumentality thereof, or (ii) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Bidder” means (a) an Eligible Assignee or (b) a special purpose corporation that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P that, in either case, (i) is organized under the laws of the United States or any state thereof or the District of Columbia or any jurisdiction that issues the applicable Foreign Currency, (ii) shall have become a party to this Agreement pursuant to Section 8.07(d), (e) and (f) and (iii) is not otherwise a Lender.
“Designation Agreement” means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Agent, in substantially the form of Exhibit D hereto.

“Dollars” and the sign “$” mean lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, and/or one or more other offices or branches of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender that is otherwise an Eligible Assignee; (iii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $10,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); (v) the central bank of any country that is a member of the OECD; or (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) organized under the laws of the United States, or any state thereof, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $10,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such entity in its jurisdiction of organization; provided, however, that no Defaulting Lender, no natural person and neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
“Equivalent” in Dollars of any Foreign Currency or in any Foreign Currency of Dollars, on any date means the equivalent thereof determined by using the quoted spot rate of exchange for such Foreign Currency and Dollars as reported by Bloomberg at 11:00 A.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement; provided that if at any time Bloomberg shall no longer provide such spot rates, such spot rate of exchange shall be determined by reference to another similar currency exchange rate publishing service selected by the Agent.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code.

“EURIBO Rate” means, for any Interest Period, the rate appearing on Reuters EURIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations for interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available from any such service, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal (x) in the case of Revolving Credit Borrowings, to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08(f)) or (y) in the case of Competitive Bid Borrowings, to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08(f)).
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Agent, and/or one or more other offices or branches of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Revolving Credit Advance denominated in Dollars or any Committed Currency other than Euro, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such service, or any successor or substitute for such service, as determined by the Agent from time to time for purposes of providing quotations for interest rates at which deposits in Dollars or the applicable Committed Currencies are offered in the London interbank market) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Dollars or the applicable Committed Currency are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period (or, in the case of Eurocurrency Rate Advances to be denominated in Sterling, on the first day of such Interest Period) in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or, (ii) in the case of any Revolving Credit Advance denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period; provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If for any reason such interest rate is unavailable from any such service, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08(f).
“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.07(a)(ii).
“Eurocurrency Rate Reserve Percentage” means, for any Interest Period for all Eurocurrency Rate Advances or LIBO Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.
“Event of Default” has the meaning specified in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Existing Credit Agreement” has the meaning specified in the Preliminary Statement.

“Extending Lender” has the meaning specified in Section 2.16.

“Extension Date” has the meaning specified in Section 2.16.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between the United States and any other jurisdiction to implement Sections 1471 through 1474 of the Internal Revenue Code (an “IGA”), and any law, regulation or other official guidance enacted in any jurisdiction implementing Sections 1471 through 1474 of the Internal Revenue Code or an IGA.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
“Financial Officer” of any corporation means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such corporation.
“Fiscal Year” means, with respect to any Person, the period commencing on January 1 and ending on December 31 of any calendar year.
“Fixed Rate Advances” has the meaning specified in Section 2.03(a)(i), which Advances may be denominated in Dollars or in any Foreign Currency, bear interest at a fixed rate, and with respect to any Fixed Rate Advances denominated in Foreign Currency, may either be sourced or not sourced from the jurisdiction of issuance of such Foreign Currency.
“Foreign Currency” means any Committed Currency, the lawful currency of Canada, the lawful currency of Norway, the lawful currency of Sweden, the lawful currency of Denmark, the lawful currency of Hong Kong, the lawful currency of Singapore, the lawful currency of Australia, the lawful currency of New Zealand and any other lawful currency (other than Dollars) that is freely transferable or convertible into Dollars.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such Debt or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
“Incurrence” has the meaning specified in Section 5.02(a).
“Increase Date” has the meaning specified in Section 2.20(a).
“Increasing Lender” has the meaning specified in Section 2.20(b).
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Indemnified Matters” has the meaning specified in Section 8.04(b).
“Indenture” means the Indenture, dated as of August 26, 2003, between United Parcel Service, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.), as Trustee, as in effect on the date of this Agreement (without giving effect to any amendment, supplement or other modification thereto, any repayment or covenant defeasance thereunder or any termination thereof).
“Information” has the meaning specified in Section 8.08.
“Initial Lender” has the meaning specified in the recital of parties to this Agreement.
“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurocurrency Rate Advance (or the continuation thereof) or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of Eurocurrency Rate Advances, one, two, three or six months, or, subject to clause (iii) below, twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select and (b) in the case of LIBO Rate Advances, a minimum of seven days; provided, however, that:
(i)the Borrower may not select any Interest Period that ends after the latest Termination Date;
(ii)Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

(iii)in respect of any Eurocurrency Rate Advances, the Borrower shall not be entitled to select an Interest Period having a duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period (or in the case of Eurocurrency Rate Advances to be denominated in any Committed Currencies, on the fourth Business Day prior to the first day of such Interest Period), each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;
(iv)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(v)whenever the first day of (A) any Interest Period in respect of Eurocurrency Rate Advances or (B) any Interest Period in respect of LIBO Rate Advances the durations of which are one, two, three or six months, occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“JPMorgan” has the meaning specified in the recital of parties to this Agreement.
“Lenders” means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.20 and each Person that shall become a party hereto pursuant to Section 8.07(a), (b) and (c) and, except when used in reference to a Revolving Credit Advance, a Revolving Credit Borrowing, a Revolving Credit Note, a Commitment or a related term, each Designated Bidder. If any Lender, pursuant to Section 2.02(f), utilizes a branch to make any Advance, the term “Lender” shall include any such branch with respect to such Advance.

“LIBO Rate” means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Competitive Bid Borrowing denominated in Dollars or any Foreign Currency other than Euros, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such service, or any successor or substitute for such service, as determined by the Agent from time to time for purposes of providing quotations for interest rates at which deposits in Dollars or the applicable Foreign Currencies are offered in the London interbank market) as the London interbank offered rate for deposits in Dollars or the applicable Foreign Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Dollars or the applicable Foreign Currency are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or (ii) in the case of any Competitive Bid Borrowing denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If for any reason such interest rate is unavailable from any such service, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08(f).
“LIBO Rate Advances” means a Competitive Bid Advance denominated in Dollars or in any Foreign Currency and bearing interest based on the LIBO Rate.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Local Rate Advance” means a Competitive Bid Advance denominated in any Foreign Currency sourced from the jurisdiction of issuance of such Foreign Currency and bearing interest at a fixed rate.
“Margin Stock” means all “margin stock” within the meaning of Regulation U.
“Market Rate Spread” means a rate per annum equal to the credit default swap mid-rate spread of the Borrower interpolated from the applicable Spread Determination Date to the latest Termination Date then in effect (or, if the period from such Spread Determination Date to the latest Termination Date then in effect is less than one year, then the one-year credit default swap mid-rate spread of the Borrower), in each case determined as of the close of business, New York time, on the Business Day immediately prior to the applicable Spread Determination Date and based on the credit default swap mid-rate spreads specified by Markit Group Ltd. or any successor, subject to a minimum rate of 0.10% per annum and a maximum rate of 0.75% per annum.

If the Borrower’s interpolated credit default swap spread, or one-year credit default swap spread, as the case may be, as specified by Markit Group Ltd. (or any successor) is unavailable, the Borrower and the Lenders shall negotiate in good faith (for a period of up to thirty days after such spread becomes unavailable (such thirty-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the Applicable Margin. The Applicable Margin at any determination date thereof which falls during the Negotiation Period shall be based upon the then most recently available quote of the Market Rate Spread. If no such alternative method is agreed upon during the Negotiation Period, the Applicable Margin at any determination date subsequent to the end of the Negotiation Period shall be a rate per annum equal to the maximum rate applicable from time to time as determined in the immediately preceding paragraph. If the Borrower’s interpolated credit default swap spread or one-year credit default swap spread, as the case may be, again becomes available through Markit Group Ltd. (or any successor), then Market Rate Spread shall be determined on the basis of such credit default swap spread as set forth above.
“Material Adverse Change” means any material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole. For purposes hereof, it is understood and agreed that the occurrence of a labor dispute shall not in and of itself constitute a Material Adverse Change.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrower to perform any of its obligations under this Agreement or any Notes or (c) material impairment of the rights of or benefits available to the Lenders under this Agreement or any Notes. For purposes hereof, it is understood and agreed that the occurrence of a labor dispute shall not in and of itself constitute a Material Adverse Effect.
“Material Subsidiary” means any Subsidiary of the Borrower having (a) 5% or more of the Consolidated Net Tangible Assets or (b) 5% or more of the total revenues appearing on the most recently prepared Consolidated income statements of the Borrower and its Subsidiaries as of the end of the immediately preceding fiscal quarter of the Borrower.
“Moody’s” means Moody’s Investors Service, Inc.
“Non-Recourse Debt” means, with respect to any Person, Debt for which such Person neither (a) provides credit support nor (b) is directly or indirectly liable.
“Note” means a Revolving Credit Note or a Competitive Bid Note, as the context may require.
“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a).
“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).
“OECD” means the Organization for Economic Cooperation and Development and any successor.
“Overseas Partners” means Overseas Partners Ltd., a Bermuda corporation.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Payment Office” means, for any Foreign Currency, such office of JPMorgan as shall be from time to time selected by the Agent and notified by the Agent to the Borrower and the Lenders.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor.
“Permitted Person” means the UPS Managers Stock Trust, the UPS Stock Trust, the UPS Savings Plan, the UPS Qualified Stock Ownership Plan (QSOP), the Annie E. Casey Foundation, any retiree or present or former employee of the Borrower or any of its Subsidiaries or their respective present or former spouse, relatives (by consanguinity or law), estate or heirs (or their respective spouse’s estate or heirs), or any employee benefit plan or Person that is created for the benefit of any of the foregoing.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code that is maintained for employees of the Borrower or any ERISA Affiliate.
“Reference Banks” means JPMorgan, Barclays Bank PLC and Citibank, N.A. or if any such Lender assigns all of its Commitment, the Advances owing to it and any Note or Notes held by it pursuant to Section 8.07(a), such other Lender as may be designated by the Required Lenders, provided that such designated Lender (i) has been approved by the Borrower to perform such role (such approval not to be unreasonably withheld) and (ii) has agreed to perform such role.
“Register” has the meaning specified in Section 8.07(g).
“Regulation A”, “Regulation D”, “Regulation T”, “Regulation U” or “Regulation X” means Regulation A, Regulation D, Regulation T, Regulation U or Regulation X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time, and all official rulings and interpretations thereunder or thereof, respectively.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Replacement Lender” has the meaning specified in Section 2.16.
“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).
“Required Lenders” means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the Commitments; provided that the Commitment of, and the portion of the Revolving Credit Advances held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Restricted Subsidiary” has the meaning specified in the 2021 Notes.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance), as the context may require.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $25,000,000, in respect of Revolving Credit Advances denominated in Sterling, £25,000,000, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF25,000,000, in respect of Revolving Credit Advances denominated in Yen, ¥2,500,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €25,000,000.
“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000, in respect of Revolving Credit Advances denominated in Sterling, £1,000,000, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF1,000,000, in respect of Revolving Credit Advances denominated in Yen, ¥100,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €1,000,000.
“Revolving Credit Note” means a promissory note of the Borrower payable to any Lender, delivered pursuant to a request made under Section 2.18 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.
“Revolving Credit Prepay Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $10,000,000, in respect of Revolving Credit Advances denominated in Sterling, £10,000,000, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF10,000,000, in respect of Revolving Credit Advances denominated in Yen, ¥1,000,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €10,000,000.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Sale and Leaseback Transaction” has the meaning specified in the 2021 Notes.
“Sanctions” means any international economic sanctions administered or enforced by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, any country region or territory that is subject to comprehensive (but not list-based) Sanctions that broadly restrict trade and investment with that country, region or territory. As of the Effective Date, the following countries are Sanctioned Countries: Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or any similar Sanctions list issued by Her Majesty’s Treasury of the United Kingdom or European Union Sanctions authority, (b) any Person organized, resident or operating in a Sanctioned Country, or (c) any Person that is owned 50% or more or controlled by any such Person or Persons.
“SEC” means the Securities and Exchange Commission, and any successor thereto and any analogous Governmental Authority.
“Secured Indebtedness” has the meaning specified in the 2021 Notes.
“Spread Determination Date” means, at any time, (a) for any Eurocurrency Advance, (i) the date that is two Business Days before the commencement of the Interest Period applicable to such Advance and (ii) in the case of an Interest Period of more than three months’ duration, the date that is the last Business Day of each successive three-month period during such Interest Period, and (b) for any Base Rate Advance, (i) the Effective Date and (ii) the last day (or if such day is not a Business Day, the immediately preceding Business Day) of each calendar month after the Effective Date.
“Sterling” means the lawful currency of the United Kingdom.
“Sub-Agent” means J.P. Morgan Europe Limited.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the Voting Power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that Overseas Partners shall not be deemed to be a Subsidiary of the Borrower.
“Swiss Francs” means the lawful currency of Switzerland.
“Termination Date” means the earlier of (a) March 27, 2020, subject to the extension thereof pursuant to Section 2.16, and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Declining Lender to any requested extension pursuant to Section 2.16(a) shall be the earlier of (x) the Termination Date in effect immediately prior to such extension and (y) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01 for all purposes of this Agreement.
“2021 Notes” means 3.125% Senior Notes due January 15, 2021, a copy of which is attached as Exhibit F hereto, issued by the Borrower pursuant to the Indenture.
“Type” has the meaning specified in the definition of “Revolving Credit Advance”.
“Voting Power” means, with respect to any Voting Stock of any Person at any time, the number of votes entitled to vote generally in the election of directors of such Person that are attributable to such Voting Stock at such time divided by the number of votes entitled to vote generally in the election of directors of such Person that are attributable to all shares of capital stock of such Person (including such Voting Stock) at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Yen” means the lawful currency of Japan.
SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as from time to time in effect and applied in the preparation of the financial statements delivered pursuant to Section 5.01(g) of this Agreement (“GAAP”); provided, however, that if at any time a change in GAAP occurring after the date of this Agreement would affect the determination of compliance by the Borrower with any required financial ratio or other financial covenant set forth in Section 5.02 of this Agreement, and either the Borrower or the Required Lenders shall so request, the Borrower, the Administrative Agent and the Required Lenders shall negotiate in good faith to amend such financial ratio or covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that until so amended (i) for purposes of this Agreement, compliance with such financial ratio or covenant shall continue to be determined in accordance with GAAP prior to such change therein (“Initial GAAP”), and (ii) if necessary for determining compliance with such financial ratio or covenant and if so requested by the Administrative Agent or the Required Lenders, the Borrower shall furnish, together with the compliance certificate described in Section 5.01(g)(iv) of this Agreement, a reconciliation between the determination of such financial ratio or covenant made pursuant to Initial GAAP and pursuant to GAAP as applied for preparation of the related financial statements.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an aggregate amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed at any time outstanding, such Lender’s Commitment, provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount (based in respect of any Competitive Bid Advance denominated in a Foreign Currency by reference to the Equivalent thereof in Dollars at such time) of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”). Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof (or, if less, an amount equal to the remaining aggregate amount of unused Commitments or equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Borrower exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Lenders and accepted by the Borrower in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing) and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 2:00 P.M. (London time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent (and, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, (iv) location of the Borrower’s Account to which funds are to be advanced and (v) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in Dollars, and before 4:00 P.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower in same day funds at the applicable Borrower’s Account located in the United States or United Kingdom of Great Britain and Northern Ireland (or in such other jurisdiction as shall be acceptable to all Lenders).
(b)Anything in subsection (a) of this Section 2.02 to the contrary notwithstanding, the Borrower may not select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12.
(c)Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d)Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the higher of (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.
(e)The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.
(f)Each Lender at its option may make any Advance hereunder by causing any domestic or foreign branch of such Lender to make such Advance (subject to such Lender or branch submitting to the Agent and the Borrower, prior to the date any payment is required to be made hereunder by the Borrower to such branch, any documentation required to be submitted in respect of such branch pursuant to Section 2.14); provided that any exercise of such option by any Lender (i) shall not affect the obligation of such Lender to make or cause such Advance to be made, or entitle such Lender or branch to receive any payments pursuant to Section 2.11 or 2.14 that would be greater in amount than would be payable by the Borrower to such Lender had such option not been exercised, and (ii) shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.
SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring prior to the latest Termination Date then in effect in the manner set forth below; provided that, following the making of each Competitive Bid Advance, the aggregate amount of the Advances then outstanding (based, in respect of any Advance denominated in a Foreign Currency, on the Equivalent in Dollars at the time such Competitive Bid Borrowing is requested) shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).

(i)The Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent (and, in the case of a Competitive Bid Borrowing not consisting of Fixed Rate Advances or LIBO Rate Advances to be denominated in Dollars, simultaneously to the Sub-Agent), by telephone, promptly confirmed in writing, or by telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (A) date of such proposed Competitive Bid Borrowing, (B) aggregate amount of such proposed Competitive Bid Borrowing, (C) interest rate basis and day count convention to be offered by the Lenders, (D) currency of such proposed Competitive Bid Borrowing, (E) maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the latest Termination Date then in effect and, in the case of any LIBO Rate Advance to be made as part of such Competitive Bid Borrowing, shall be the last day of the interest period for such LIBO Rate Advance), (F) interest payment date or dates relating thereto, (G) location of the Borrower’s Account to which funds are to be advanced and (H) any other terms to be applicable to such Competitive Bid Borrowing, not later than (w) 10:00 A.M. (New York City time) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and that the Advances comprising such proposed Competitive Bid Borrowing shall be denominated in Dollars, (x) 10:00 A.M. (New York City time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in Dollars, (y) 10:00 A.M. (London time) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such proposed Competitive Bid Borrowing shall be either Fixed Rate Advances denominated in any Foreign Currency or Local Rate Advances denominated in any Foreign Currency and (z) 10:00 A.M. (London time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in any Foreign Currency. The Agent or the Sub-Agent, as the case may be, shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing. If, with respect to any Foreign Currency specified in any Notice of Competitive Bid Borrowing, the LIBO Rate for deposits in such Foreign Currency is unavailable, such Notice of Competitive Bid Borrowing shall specify Fixed Rate Advances as the interest rate basis for such Competitive Bid Borrowing.

(ii)Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest (including default rates not to exceed 1% per annum above the rate per annum required to be paid on such Competitive Bid Advance) specified by such Lender in its sole discretion, by notifying the Agent or the Sub-Agent, as the case may be (which shall give prompt notice thereof to the Borrower), (A) before 10:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in Dollars, (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, denominated in Dollars, (C) before 12:00 noon (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in any Foreign Currency or Local Rate Advances denominated in any Foreign Currency and (D) before 12:00 noon (London time) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Foreign Currency, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts or the Equivalent thereof in Dollars, as the case may be, of such proposed Competitive Bid may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time) or the Sub-Agent before 12:00 noon (London time) on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.
(iii)The Borrower shall, in turn, (A) before 11:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in Dollars, (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in Dollars, (C) before 3:00 P.M. (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in any Foreign Currency or Local Rate Advances denominated in any Foreign Currency and (D) before 3:00 P.M. (London time) on the third Business Day prior to the date of such Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Foreign Currency, either:
(x)    cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

(y)    accept one or more of the offers made by any Lender or Lenders pursuant to subsection (a)(ii) of this Section 2.03, in its sole discretion, by giving notice to the Agent or to the Sub-Agent, as the case may be, of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent or the Sub-Agent, as the case may be, on behalf of such Lender for such Competitive Bid Advance pursuant to subsection (a)(ii) of this Section 2.03) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to subsection (a)(ii) of this Section 2.03, by giving the Agent or the Sub-Agent, as the case may be, notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders; provided, however, that if the Borrower has a reasonable basis to believe that acceptance of the offer of any such Lender has a reasonable likelihood of subjecting the Borrower to additional costs pursuant to the provisions of Section 2.11, 2.12 or 2.14, the Borrower may reject the offer of such Lender and accept the offer of the Lender offering the next lowest rate of interest. Subject to the next preceding sentence, if two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.
(iv)If the Borrower notifies the Agent or the Sub-Agent, as the case may be, that such Competitive Bid Borrowing is cancelled pursuant to subsection (a)(iii)(A)(x) of this Section 2.03, the Agent or the Sub-Agent, as the case may be, shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(v)If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to subsection (a)(iii)(A)(y) of this Section 2.03, the Agent or the Sub-Agent, as the case may be, shall in turn promptly notify (A) each Lender that has made an offer as described in subsection (a)(ii) of this Section 2.03, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to subsection (a)(ii) of this Section 2.03 have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent or the Sub-Agent, as the case may be, has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time), in the case of Competitive Bid Advances to be denominated in Dollars or 11:00 A.M. (London time), in the case of Competitive Bid Advances to be denominated in any Foreign Currency, on the date of such Competitive Bid Borrowing specified in the notice received from the Agent or the Sub-Agent, as the case may be, pursuant to clause (A) of the next preceding sentence or any later time when such Lender shall have received notice from the Agent or the Sub-Agent, as the case may be pursuant to clause (C) of the next preceding sentence, make available for the account of its Applicable Lending Office to the Agent (x) in the case of a Competitive Bid Borrowing denominated in Dollars, at its address referred to in Section 8.02, in same day funds, such Lender’s portion of such Competitive Bid Borrowing in Dollars and (y) in the case of a Competitive Bid Borrowing in a Foreign Currency, at the Payment Office for such Foreign Currency as shall have been notified by the Agent to the Lenders prior thereto, in same day funds, such Lender’s portion of such Competitive Bid Borrowing in such Foreign Currency. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the location specified by the Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and is then scheduled to terminate.
(b)Each Competitive Bid Borrowing shall be in an aggregate amount of $25,000,000 (or the Equivalent thereof in any Foreign Currency rounded up to the nearest 1,000,000 units of such Foreign Currency, determined as of the time of the applicable Notice of Competitive Bid Borrowing) or an integral multiple of $1,000,000 (or the Equivalent thereof in any Foreign Currency rounded up to the nearest 100,000 units of such Foreign Currency, determined as of the time of the applicable Notice of Competitive Bid Borrowing) in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) of this Section 2.03.
(c)Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay pursuant to subsection (d) of this Section 2.03, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

(d)The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) of this Section 2.03 and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower may prepay any principal amount of any Competitive Bid Advance, subject to the provisions of Sections 2.10 and 8.04(d), with the consent of the respective Lender of such Competitive Bid Advance.
(e)The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) of this Section 2.03, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) of this Section 2.03, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal to the default rate specified by the appropriate Lender in respect of such Competitive Bid Advance.
(f)The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the Lender making such Competitive Bid Advance. Upon repayment in full of each Competitive Bid Advance in accordance with the provisions of subsection (d) of this Section 2.03 and the terms of the Competitive Bid Note evidencing such Competitive Bid Advance, the Lender holding such Competitive Bid Note shall cancel such Note and return such Note to the Borrower.
SECTION 2.04. Fees. (a) Unused Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender (other than the Designated Bidders and other than the Defaulting Lenders) an unused commitment fee on the amount equal to (i) such Lender’s Commitment minus (ii) the aggregate principal amount of Revolving Credit Advances made by such Lender, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Fee Percentage, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2015 (which, in the case of the payment due June 30, 2015, shall be determined for the period from the Effective Date through June 30, 2015), and on the such Termination Date.
(b)Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Ratable Reduction. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances denominated in Dollars then outstanding plus the Equivalent in Dollars (determined as of the date of the notice of prepayment) of the aggregate principal amount of the Competitive Bid Advances denominated in Foreign Currencies then outstanding.
(b)    Non-Ratable Reduction. The Borrower shall have the right, at any time, upon at least three Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Defaulting Lender’s Commitment. Such termination shall be effective with respect to such Defaulting Lender’s unused Commitment on the date set forth in such notice, provided, however, that such date shall be no earlier than three Business Days after receipt of such notice. Upon termination of a Lender’s Commitment under this Section 2.05(b), the Borrower will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Defaulting Lender and pay any accrued unused commitment fee payable to such Defaulting Lender pursuant to the provisions of Section 2.04(a), and all other amounts payable to such Defaulting Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11, any indemnification for taxes under Section 2.14, and any compensation payments due as provided in Section 8.04(d)); and upon such payments, the obligations of such Defaulting Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 8.04 shall survive such release and discharge as to matters occurring prior to such date; and (ii) no claim that the Borrower may have against such Defaulting Lender arising out of such Defaulting Lender’s default hereunder shall be released or impaired in any way. The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.05(b) may not be reinstated; provided further, however, that if pursuant to this Section 2.05(b), the Borrower shall pay to a Defaulting Lender any principal of, or interest accrued on, the Revolving Credit Advances owing to such Defaulting Lender, then the Borrower shall either (x) confirm to the Agent that the conditions set forth in Section 3.02(a) and (b) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Lenders who are not Defaulting Lenders.
SECTION 2.06. Repayment of Revolving Credit Advances. The Borrower shall repay to the Agent for the account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Credit Advances made by such Lender and then outstanding.
SECTION 2.07. Interest on Revolving Credit Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.
(b)Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in subsection (a)(i) or (a)(ii) of this Section 2.07, at a rate per annum equal at all times (after as well as before judgment) to 1% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to subsection (a)(i) or (a)(ii) of this Section 2.07 and (ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to subsection (a)(i) of this Section 2.07.
SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, subject to the provisions of subsection (f) of this Section 2.08. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or 2.07(a)(ii) (it being understood that the Agent shall not be required to disclose to any party hereto (other than the Borrower) any information regarding any Reference Bank or any rate provided by such Reference Bank in accordance with the definition of “EURIBO”, “Eurocurrency Rate” or “LIBO Rate”, including, without limitation, whether a Reference Bank has provided a rate or the rate provided by any individual Reference Bank).
(b)If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligations of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)    If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be continued with an Interest Period of one month.
(d)    On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.
(e)    Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.
(f)    If Reuters Screen LIBOR01 Page or Reuters EURIBOR01 Page (or any successor page of such service, or any successor or substitute for such service, as provided in the respective definitions herein for EURIBO Rate, Eurocurrency Rate or LIBO Rate) is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate or LIBO Rate for any Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be, after the Agent has requested such information,
(i)the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be,
(ii)with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
(iii)the obligations of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances, or to Convert Revolving Credit Advances into Eurocurrency Rate Advances, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08, 2.12 and 8.04(d), Convert Revolving Credit Advances denominated in Dollars of one Type comprising the same Borrowing into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (a) the date of such Conversion, (b) the Dollar denominated Revolving Credit Advances to be Converted, and (c) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
SECTION 2.10. Prepayments of Advances. (a) Optional. The Borrower may, upon at least two Business Days’ notice in the case of Eurocurrency Rate Advances and notice on the same Business Day in the case of Base Rate Advances to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of such Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (a) each partial prepayment shall be in an aggregate principal amount of not less than the Revolving Credit Prepay Minimum or a Revolving Credit Borrowing Multiple in excess thereof and (b) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).
(b)    Mandatory. (i) If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Foreign Currencies then outstanding exceeds 105% of the aggregate Commitments of the Lenders on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Eurocurrency Rate Advances or the outstanding LIBO Rate Advances and/or the maturity date of the outstanding Local Rate Advances or Fixed Rate Advances, as the case may be, in an aggregate amount equal to the excess of such required prepayment. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Lender.

(ii)    Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance, a LIBO Rate Advance, a Fixed Rate Advance or a Local Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(d). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.
SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost as measured from the date hereof to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or LIBO Rate Advances, (excluding any taxes which are governed by Section 2.14 and any taxes described in Section 2.14(a)(i) or (ii)), then the Borrower shall, within ten Business Days after receipt by the Borrower of demand by such Lender (which demand shall be accompanied by the certificate described in the immediately following sentence, with a copy of such demand and certificate having been delivered to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding upon all parties hereto for all purposes, absent manifest error.
(b)If any Lender (other than the Designated Bidders) determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) that is adopted, issued, implemented or takes effect after the date of this Agreement, or with any change occurring after the date of this Agreement in such law, regulation, guideline or request or in the administration, interpretation, implementation or application thereof by any Governmental Authority, affects such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, and such compliance has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Commitment of such Lender or the Advances made by such Lender under this Agreement to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, issuance, implementation, taking effect, or change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Such payment will be made to the Agent for the account of such Lender within ten Business Days of the Borrower’s receipt of a written demand therefor, accompanied by the certificate described in the immediately following sentence (with a copy of such demand and certificate having been delivered to the Agent). A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding upon all parties hereto for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.11(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation by any governmental authority charged with such interpretation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or LIBO Rate Advances in Dollars or any Foreign Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency or LIBO Rate Advances in Dollars or any Foreign Currency hereunder, (a) each Eurocurrency Rate Advance or LIBO Rate Advance, as the case may be, will automatically, upon such demand (i) if such Eurocurrency Rate Advance or LIBO Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and (ii) if such Eurocurrency Rate Advance or LIBO Rate Advance is denominated in any Foreign Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency) not later than 1:00 P.M. (New York City time) on the day when due, without setoff or counterclaim, in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency not later than 11:00 A.M. (at the Payment Office for such Foreign Currency) on the day when due, without setoff or counterclaim, in such Foreign Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 8.04(d)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.20, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    The Borrower hereby authorizes the Agent, if and to the extent payment owed to any Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with the Agent any amount so due.

(c)    All computations of interest based on JPMorgan’s prime rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate, the Federal Funds Rate or One Month LIBOR (as defined in the definition of “Base Rate”) and of facility fees shall be made by the Agent on the basis of a year of 360 days and computations in respect of Competitive Bid Advances shall be made by the Agent or the Sub-Agent, as the case may be, as specified in the applicable Notice of Competitive Bid Borrowing (or, in each case of Advances denominated in Foreign Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Foreign Currencies.
(f)    To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Foreign Currency or from Dollars to a Foreign Currency or from a Foreign Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that the Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f).

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower hereunder or under any Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) taxes imposed on its net income, as well as any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Lender is located, franchise taxes measured by income imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its net income, and franchise taxes measured by income imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (ii) any taxes imposed by FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent (i) subject to Sections 2.14(e)(i) and 2.14(f), the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Notes hereinafter referred to as “Other Taxes”).
(c)The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent or any of its Affiliates (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the Agent or such Affiliate (as the case may be) makes written demand therefor.
(d)Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt, or other documentation reasonably acceptable to the Agent, evidencing payment thereof.
(e)(i) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding. Each Lender organized under the laws of a jurisdiction outside the United States (“a “Foreign Lender”) on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter upon the reasonable request of the Agent or the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower whichever of the following is applicable:

(A)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder or under any Notes, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Notes, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed copies of IRS Form W-8ECI;

(C)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(D)
to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner.

Each such Lender shall provide the Agent and the Borrower with a new form W-8BEN, W-8BEN-E, W-8ECI or other applicable Internal Revenue Service form, as appropriate, if and at such time as the previously provided form becomes invalid. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement or at any other time indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.14(a).
(ii) If a payment made to a Lender under this Agreement or any Note would be subject to tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) of this Section 2.14 (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) of this Section 2.14), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.14 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
(g)Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form as may be required under subsection (e) of this Section 2.14 thereafter ceases to qualify for complete exemption from U.S. federal withholding tax, such Lender, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld, may assign its interest under this Agreement to any assignee and such assignee shall be entitled to the same benefits under this Section 2.14 as the assignor (and such U.S. federal withholding tax shall not be excluded from the definition of “Taxes”) provided that the rate of U.S. federal withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

(h)Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(i)    If any Lender or Agent, as the case may be, determines that it has received a refund of any Taxes or Other Taxes for which payment has been made pursuant to this Section 2.14, which refund in the good faith judgment of such Lender or Agent, as the case may be (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.14, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the Borrower to the extent payment has been made by the Borrower pursuant to this Section 2.14, provided, however, if the jurisdiction which refunded such Taxes or Other Taxes subsequently asserts such Taxes or Other Taxes are due, then the Borrower shall indemnify such Lender or the Agent, as the case may be, pursuant to Section 2.14(c). Each Lender and Agent shall take such action, as the Borrower may reasonably request, in order to apply for and obtain any refund of such amounts the Borrower reasonably determines to be appropriate under the circumstances; provided that any such actions shall be at the sole cost and expense of the Borrower. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this Section 2.14(i) shall require any Lender to make available to the Borrower its tax returns (or any other information relating to its taxes which it deems in good faith to be confidential).
SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(d)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders (other than any Defaulting Lenders) such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Extensions of Termination Date. No earlier than 90 days and no later than 45 days prior to each anniversary of the Effective Date, the Borrower may, by written notice to the Agent, request that the Termination Date then in effect be extended for a 1-year period. Such request shall be irrevocable and binding upon the Borrower. The Agent shall promptly notify each Lender of such request. If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it shall deliver to the Agent a written notice of its agreement to do so no earlier than 45 days and no later than 30 days prior to such anniversary date and the Agent shall notify the Borrower of such Extending Lender’s agreement to extend its Commitment no later than 25 days prior to such anniversary date (each, an “Extension Date”). The Commitment of any Lender that fails to accept or respond to the Borrower’s request for extension of the Termination Date (a “Declining Lender”) shall be terminated on the Termination Date then in effect for such Declining Lender (without regard to any extension by other Lenders) and on such Termination Date the Borrower shall pay in full the principal amount of all Advances owing to such Declining Lender, together with accrued interest thereon to the date of such payment of principal and all other amounts payable to such Declining Lender under this Agreement. The Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders. To the extent of any shortfall in the aggregate amount of extended Commitments, the Borrower shall have the right to (a) request that the Extending Lenders, or any of them, agree to increase their respective Commitments by an aggregate amount up to the aggregate amount of the Declining Lenders’ Commitments and (b) require any Declining Lender to assign in full its rights and obligations under this Agreement to one or more Extending Lenders and/or to any Eligible Assignees designated by the Borrower and acceptable to the Agent, such acceptance not to be unreasonably withheld or delayed, that agree to accept all of such rights and obligations (each a “Replacement Lender”), provided that (i) such increase and/or such assignment is otherwise in compliance with Section 8.07, (ii) such Declining Lender receives payment in full of the principal amount of all Advances owing to such Declining Lender, together with accrued interest thereon to the date of such payment of principal and all other amounts payable to such Declining Lender under this Agreement and (iii) any such increase shall be effective on such anniversary date and any such assignment shall be effective on the date specified by the Borrower and agreed to by the Replacement Lender and the Agent. If, but only if, the applicable conditions set forth in Section 3.02 are satisfied as of the Extension Date and Extending Lenders and Replacement Lenders have agreed to provide Commitments in an aggregate amount greater than 50% of the aggregate amount of the Commitments outstanding immediately prior to such anniversary date, the Termination Date shall be extended by one year.
SECTION 2.17. Substitution of Lender. If the obligation of any Lender to make Eurocurrency Rate Advances or Competitive Bid Advances has been suspended pursuant to Section 2.12, any Lender has demanded compensation or the Borrower is otherwise required to pay additional amounts under Section 2.11 or 2.14, such Lender is a Defaulting Lender or such Lender is or becomes insolvent, or if such Lender has declined to approve a waiver or amendment to this Agreement that is otherwise approved by the Required Lenders, the Borrower shall have the right to seek a substitute lender or lenders who qualify as Eligible Assignees to assume, in accordance with the provisions of Section 8.07, the Commitment of such Lender and to purchase the Revolving Credit Advances or Competitive Bid Advances made by such Lender (without recourse to or warranty by such Lender).

SECTION 2.18. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to such Lender and its registered assigns in a principal amount up to the Commitment of such Lender.
(b)    The Register maintained by the Agent pursuant to Section 8.07(g) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
(c)    Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
SECTION 2.19. Defaulting Lenders. (a) Anything contained herein to the contrary notwithstanding, (a) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any prepayment of the Revolving Credit Advances shall, if the Borrower so directs at the time of making such prepayment, be applied to the Revolving Credit Advances of other Lenders as if such Defaulting Lender had no Revolving Credit Advances, outstanding; (b) such Defaulting Lender’s unused Commitment shall be excluded for purposes of calculating the unused commitment fee payable to Lenders pursuant to Section 2.04(a) in respect of any day during any Default Period with respect to such Defaulting Lender; and (c) the aggregate amount of the Revolving Credit Advances as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Advances of such Defaulting Lender for purposes of determining the aggregate amount of the total Commitments available to be drawn by the Borrower. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrower or any Lender of its obligations hereunder shall not be excused or otherwise modified as a result of any failure by a Defaulting Lender to fund or the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that the Borrower, the Agent or any other Lender may have against such Defaulting Lender with respect to any Defaulted Advance.

(b)    Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause all outstanding Revolving Credit Advances to be held pro rata by the Lenders (including such Defaulting Lender) in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed in writing by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.20. Increase in the Aggregate Commitments. (a) The Borrower may, at any time but in any event on not more than three occasions, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $4,500,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 3.02 shall be satisfied.
(b)    The Agent shall promptly notify those Lenders, if any, as specified by the Borrower, of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.
(c)    Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
(d)    On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.20(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.20(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)    (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), covering the comparable matters set forth in Exhibit E hereto with respect to the Borrower and with respect to each Assumption Agreement and any other agreement executed and delivered by the Borrowers effecting such Commitment Increase;
(ii)    an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and
(iii)    confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.20(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or other electronic communication, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. If on the Increase Date there shall be any outstanding Revolving Credit Borrowings, then each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Commitments (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Revolving Credit Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase).
ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Amendment and Restatement. The amendment and restatement of the Existing Credit Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a)The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(b)The Borrower shall have paid all fees and other amounts due and payable.
(c)On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
(i)the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Effective Date; and
(ii)no event has occurred and is continuing that constitutes a Default.
(d)The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:
(i)The Revolving Credit Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.18.
(ii)Certified copies of the resolutions of the board of directors of the Borrower approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and any Notes.
(iii)A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes and the other documents to be delivered hereunder.
(iv)A favorable opinion of King & Spalding LLP, counsel for the Borrower, substantially in the form of Exhibit E hereto.
SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing, Commitment Increase and Commitment Extension. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing, each extension of Commitments pursuant to Section 2.16 and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing such Extension Date or such Increase Date, as the case may be, the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, request for Commitment extension and request for Commitment Increase and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Revolving Credit Borrowing, such Extension Date or such Increase Date, as the case may be, such statements are true):
(a)the representations and warranties contained in Section 4.01 (except, in the case of a Revolving Credit Borrowing, the representations set forth in subsection (f) or (g)(i) thereof) are correct in all material respects on and as of such date, before and after giving effect to such Revolving Credit Borrowing, Commitment extension or Commitment Increase and to the application of the proceeds therefrom, if any, as though made on and as of such date; and

(b)no event has occurred and is continuing, or would result from such Revolving Credit Borrowing, Commitment extension or Commitment Increase or from the application of the proceeds therefrom, if any, that constitutes a Default.
SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (a) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (b) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (c) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):
(i)the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (f) or (g)(i) thereof) are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
(ii)no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, as notified by the Borrower to the Lenders, specifying its objection thereto. The Agent shall promptly notify the Borrower and the other Lenders of the occurrence of any such objection. The Agent shall promptly notify the Borrower and the Lenders of the Effective Date.
SECTION 3.05. Labor Dispute. Notwithstanding any condition precedent to the contrary contained herein, a labor dispute of any sort involving employees of the Borrower or its Subsidiaries shall not prevent the Borrower from borrowing hereunder unless as a result thereof a Default exists under Section 6.01(a) or (e).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a)Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of any such Subsidiary, where the failure so to qualify would not result in a Material Adverse Effect, (ii) has the requisite power and authority to own its property and assets and to carry on its business as now conducted, except, in the case of any such Subsidiary, where the failure so to qualify would not result in a Material Adverse Effect, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect and (iv) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and any Notes and each other agreement or instrument contemplated thereby to which it is or is to be a party and to borrow under this Agreement.
(b)The execution, delivery and performance by the Borrower of this Agreement and any Notes to be delivered by it and the consummation of the transactions contemplated thereby are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and, if required, stockholder action, and do not (i) contravene the charter or other constitutive documents or by-laws of the Borrower or any Subsidiary of the Borrower, (ii) violate any law or order of any Governmental Authority or any provision of any indenture or other material agreement or instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their property is or may be bound or affected, (iii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iv) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary of the Borrower.
(c)No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement or any Notes to be delivered by it, or for the consummation of the transactions contemplated hereby and thereby, except for such authorizations, approvals, actions, notices or filings that have been made or obtained and are in full force and effect.
(d)This Agreement has been, and any Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and any Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally).

(e)The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2014, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, all audited and certified by Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries on a Consolidated basis as of the dates thereof required to be reflected or disclosed therein in accordance with GAAP.
(f)There has been no Material Adverse Change since December 31, 2014.
(g)Except as set forth in the financial statements referred to in subsection (e) of this Section 4.01, there is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Material Subsidiaries or any business, property or rights of the Borrower or any Material Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of this Agreement, any Note or the consummation of the transactions contemplated hereby or thereby. Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation (including, without limitation, any ERISA or environmental law, rule or regulation), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.
(h)Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U or X thereof.
(i)Neither the Borrower nor any of its Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
(j)The Borrower will use the proceeds of the Advances for working capital and for other general corporate and other lawful business purposes.
(k)Each of the Borrower and its Subsidiaries has filed or caused to be filed all federal income tax and all other material state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are otherwise permitted to remain unpaid in accordance with the provisions of Section 5.01(b).

(l)All information, reports, financial statements, exhibits or schedules prepared or furnished by or on behalf of the Borrower to the Agent, Arrangers or any Lender in connection with the negotiation of this Agreement or delivered pursuant hereto contained, contains or will contain no material misstatement of fact and did not omit, does not omit and will not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.
(m) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and, to the extent commercially reasonable, agents under the control and acting on behalf of the Borrower or its Subsidiaries.
(n)None of (i) the Borrower or its Subsidiaries or any of their respective officers or employees, or (ii) to the knowledge of the Borrower, any of the respective directors or agents of the Borrower or any of its Subsidiaries that will act in any capacity with or benefit from the credit facility established hereby, is a Sanctioned Person. The proceeds of any Advances will not be used or made available to any Person directly, or to the knowledge of the Borrower, indirectly for the purpose of (x) financing or facilitating any activity in any Sanctioned Country, or any activity with any Sanctioned Person, or otherwise violating any Sanctions applicable to the Borrower or its Subsidiaries or, to the knowledge of the Borrower, applicable to any Lender, or (y) making any payments to any governmental official or employee or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, and will cause each of its Material Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:
(a)Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, such compliance to include, without limitation, compliance with ERISA, applicable environmental laws and the Patriot Act, except for such noncompliance as would not result in a Material Adverse Effect; and maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with applicable Sanctions and Anti-Corruption Laws in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and, to the extent commercially reasonable, agents under the control and acting on behalf of the Borrower or its Subsidiaries.

(b)Payment of Taxes, Etc. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings or where the failure to pay such tax, assessment, charge or levy would not result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes, assessments, charges and levies are, in the opinion of the Borrower, adequate.
(c)Maintenance of Insurance. (i) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers, (ii) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any of its Material Subsidiaries, in such amount as the Borrower or such Subsidiary shall reasonably deem necessary and (iii) maintain such other insurance as may be required by law (it being understood that the Borrower may self-insure against certain risks to the extent reasonable or customary with companies similarly situated).
(d)Preservation of Corporate Existence, Etc. Preserve and maintain the Borrower’s corporate existence; obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade name material to the conduct of its business (unless the failure to so preserve or renew would not result in a Material Adverse Effect); and engage, and cause its Material Subsidiaries to engage principally in businesses of the same general types as those conducted on the date of this Agreement or reasonably related or incidental thereto; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c), and provided, further, that the Borrower or its Subsidiaries may from time to time convey, transfer or otherwise dispose of or discontinue any business to the extent such conveyance, transfer, disposition or discontinuation would not result in a Material Adverse Effect.
(e)Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which entries that are complete and correct in all material respects shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
(f)Maintenance of Properties, Etc. Maintain and preserve all of its properties material to the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

(g)Reporting Requirements. In the case of the Borrower, furnish to the Agent and each Lender (other than a Designated Bidder):
(i)within 120 days after the end of each Fiscal Year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries showing the financial condition of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the related statements of Consolidated income and statements of Consolidated cash flow as of and for such Fiscal Year, all such Consolidated financial statements of the Borrower and its Subsidiaries to be reported on by Deloitte & Touche LLP or other independent accountants of nationally recognized standing or otherwise acceptable to the Required Lenders;
(ii)within 60 days after the end of the first three fiscal quarters of each Fiscal Year, unaudited Consolidated balance sheets and statements of Consolidated income and statements of Consolidated cash flow showing the financial condition and results of operations of the Borrower as of the end of each such quarter and, with respect to statements of Consolidated cash flow, for the then-elapsed portion of the Fiscal Year, certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations of the Borrower on a Consolidated basis and as having been prepared in accordance with GAAP, in each case subject to normal year-end audit adjustments and the absence of notes thereto;
(iii)promptly after the same are publicly available, copies of all annual registration statements (other than exhibits thereto, pricing supplements and any registration statements (A) on Form S-8 (or its equivalent) or (B) in connection with asset securitization transactions) and reports on Form 10-K and 10-Q (or their equivalents), which the Borrower shall have filed with the SEC under Section 13 or 15(d) of the Exchange Act and not otherwise required to be delivered to the Agent pursuant hereto;
(iv)concurrently with the delivery of the financial statements as described in subsections (g)(i) and (g)(ii) of this Section 5.01, a certificate of a Financial Officer of the Borrower stating compliance, as of the dates of the financial statements being furnished at such time, with the covenant set forth in Section 5.02(a);
(v)concurrently with the delivery of the financial statements as described in subsections (g)(i) and (g)(ii) of this Section 5.01, a certificate of a Financial Officer of the Borrower certifying that to the best of his or her knowledge no Default or Event of Default has occurred and, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(vi)prompt written notice of a Reportable Event or Reportable Events, or of the Borrower’s failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Internal Revenue Code), shall have occurred with respect to any Plan or Plans, in any case that is reasonably expected to result in liability of the Borrower or any Subsidiary to the PBGC or to a Plan in an aggregate amount exceeding $100,000,000;
(vii)prompt written notice of any Default, if such Default is then continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(viii)prompt written notice of the filing or commencement of, or any overt threat or notice of intention of any Person to file or commence, any action, suit, arbitration proceeding or other proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Material Subsidiary thereof that is reasonably expected to result in a Material Adverse Effect;
(ix)prompt written notice of the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Advances or the initiation of any litigation or similar proceedings seeking any such injunction, order or other restraint;
(x)prompt written notice of any Change of Control; and
(xi)promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as any Lender through the Agent may from time to time reasonably request.
Financial reports required to be delivered pursuant to clauses (i), (ii) and (iii) above shall be deemed to have been delivered on the date on which the Borrower notifies the Agent that such reports are posted on the Borrower’s website at www.ups.com under “Investor Relations”, and such posting shall be deemed to satisfy the financial reporting requirements of clauses (i), (ii) and (iii) above, it being understood that the Borrower shall provide all other reports and certificates required to be delivered under this Section 5.01(g) in the manner set forth in Section 8.02.
SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will not permit any of its Subsidiaries to, without the written consent of the Required Lenders:
(a)Secured Indebtedness. In the case of the Borrower and each of its Restricted Subsidiaries, create, assume, incur or guarantee, or permit any Restricted Subsidiary to create, assume, incur or guarantee (each such creation, assumption, incurrence or guarantee being an “Incurrence”), any Secured Indebtedness without making provision whereby all amounts outstanding under this Agreement and any Notes shall be secured equally and ratably with (or prior to) such Secured Indebtedness (together with, if the Borrower shall so determine, any other Debt of the Borrower or such Restricted Subsidiary then existing or thereafter created that is not subordinate to such amounts outstanding under this Agreement and any Notes) so long as such Secured Indebtedness shall be outstanding, unless such Secured Indebtedness, when added to (i) the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation (A) any Secured Indebtedness if all amounts outstanding under this Agreement and any Notes are secured equally and ratably with (or prior to) such Secured Indebtedness and (B) any Secured Indebtedness that is concurrently being retired) and (ii) the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by the Borrower after January 26, 1999, or entered into by any Restricted Subsidiary after January 26, 1999, or, if later, the date on which such Subsidiary became a Restricted Subsidiary (not including in this computation any Attributable Debt that is concurrently being retired) would not exceed 10% of Consolidated Net Tangible Assets at the time of such Incurrence.

(b)Sale and Lease-Back Transactions. In the case of the Borrower and its Restricted Subsidiaries, enter into any Sale and Leaseback Transaction unless at such time (i) it would be permitted to enter into such Sale and Leaseback Transaction pursuant to the terms of the 2021 Notes, or (ii) the limitations on such Sale and Leaseback Transactions under the 2021 Notes are no longer in effect.
(c)Mergers, Etc. In the case of the Borrower, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit another Person to merge into it, except that (i) any Subsidiary of the Borrower may merge into the Borrower, and (ii) the Borrower may merge or consolidate with or into any other Person so long as the Borrower is the surviving corporation; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)the Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable, or (ii) any interest on any Advance or any other amount payable under this Agreement or any Note when the same becomes due and payable and such failure to pay such interest or such other amount shall remain unremedied for three Business Days; or
(b)any representation or warranty made or deemed made by the Borrower (or any of its officers) in or in connection with this Agreement or any Borrowing under this Agreement, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or
(c)the Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in subsection (d) (as to the Borrower’s corporate existence) or (g) (other than subsections (g)(i) through (g)(vi)) of Section 5.01 or Section 5.02 or (ii) any other term, covenant or agreement contained in this Agreement or any Note on its part to be performed or observed if such failure to perform such other term, covenant or agreement described in this clause (ii) shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent; or

(d)the Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $250,000,000 in the aggregate (but excluding Debt under this Agreement or any Notes) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether at maturity, by acceleration or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate (with or without notice or lapse of time or both) the maturity of such Debt; or
(e)the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)any final judgment or order for the payment of money in excess of $250,000,000 in the aggregate shall be rendered against the Borrower or any of its Material Subsidiaries or any combination thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)any Change of Control shall have occurred; or

(h)a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Internal Revenue Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower or any Subsidiary to the PBGC or to a Plan in an aggregate amount exceeding $250,000,000 and, within 30 days after the reporting of any such Reportable Event or Reportable Events to the Agent, the Agent shall have notified the Borrower, in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC or (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans and (ii) as a result thereof, an Event of Default exists hereunder; or the PBGC shall have instituted proceedings to terminate any Plan or Plans with vested unfunded liabilities aggregating in excess of $250,000,000; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans and the Borrower is being requested to make a payment with respect to vested unfunded liabilities aggregating in excess of $250,000,000;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE AGENT
SECTION 7.01. Authorization and Authority. Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Agent hereunder and under its Note, if any, and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 7.06, the provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 7.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder and under the Notes are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and
(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.
(b)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default other than a Default described in Section 6.01(a) unless and until the Borrower or any Lender shall have given notice to the Agent describing such Default and such event or events.
(c)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d)    Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.
SECTION 7.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is complied with to the satisfaction of such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Note by or through any one or more sub-agents appointed by the Agent with reasonable care. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.
SECTION 7.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent with the approval of the Borrower so long as no Event of Default exists (such approval not to be unreasonably withheld or delayed), which shall be a commercial bank organized under the laws of the United States of America or a State thereof, having a combined capital and surplus of at least $50,000,000,000 and having an office, or an Affiliate of any such bank with an office, in New York, New York (or such other location in the United States as the Borrower may agree). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, and with the approval of the Borrower so long as no Event of Default exists (such approval not to be unreasonably withheld or delayed). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, with the approval of the Borrower so long as no Event of Default exists (such approval not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes (except that in the case of any collateral security held by the Agent on behalf of the Lenders under the Agreement, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
SECTION 7.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder.
SECTION 7.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as bookrunners, arrangers, syndication agent or co-documentation agent listed on the cover page hereof or in the recital or parties hereto shall have any powers, duties or responsibilities under this Agreement or any Notes, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

ARTICLE VIII
MISCELLANEOUS
SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than the Designated Bidders), do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01; and (b) no amendment, waiver or consent shall, unless in writing and signed by each the Lender directly affected thereby (other than the Designated Bidders), do any of the following: (i) increase the Commitment of such Lender, (ii) reduce the principal of, or rate of interest on, the Revolving Credit Advances or any fees or other amounts payable to such Lender hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable to such Lender hereunder; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.
SECTION 8.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Borrower, at its address at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, Attention: Treasury Department (Facsimile No. (404) 828-7764; Telephone No. (404) 828-7744);
(ii)    if to the Agent, to JPMorgan Chase Bank, N.A. at 500 Stanton-Christiana Road, Newark, Delaware 19713, Attention of Christopher Nelson; (Facsimile No. (302) 634-4250; Telephone No. (302) 634-1074);
(iii)    if to the Sub-Agent, to J.P. Morgan Europe Limited at 25 Bank Street, Canary Wharf, London E14 5JP, Attention of the Manager (Facsimile No. (44 20 7777 2360); Telephone No. (44 20 7134 8183); and
(iv)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address (including its e-mail address) or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). Each Lender agrees that notice to it (as provided in the next sentence) (a “Platform Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by e-mail or telecopier and if delivered after normal business hours, shall be deemed delivered on the next Business Day. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail or telecopier address to which a Platform Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail or telecopier address for such Lender) and (ii) that any Platform Notice may be sent to such e-mail or telecopier address.

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right, power or privilege hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.04. Costs and Expenses.
(a)The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and J.P. Morgan Securities LLC in connection with the preparation, execution, delivery, modification and amendment of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, (i) all syndication (including printing, distribution and bank meetings) expenses and (ii) the reasonable fees and expenses of counsel for the Agent with respect thereto. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b)The Borrower agrees to defend, protect, indemnify and hold harmless the Agent, each Arranger, each Lender, each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Party shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of this Agreement, any Notes, any of the transactions contemplated hereby or thereby, the Commitments, the use of proceeds, or any act, event or transaction related or attendant thereto (collectively, the “Indemnified Matters”); provided, however, the Borrower shall have no obligation to an Indemnified Party hereunder with respect to Indemnified Matters directly caused by or directly resulting from the willful misconduct or gross negligence of such Indemnified Party, as determined by a final, non-appealable judgment of a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. This Section 8.04(b) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(c)Promptly after receipt by any Indemnified Party of written notice of any Indemnified Matter in respect of which indemnity may be sought by it under this Section 8.04, such Indemnified Party shall notify the Borrower thereof; provided that failure to give any such notice hereunder shall not affect the obligation of the Borrower under this Section 8.04. Thereafter, such Indemnified Party and the Borrower shall consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of its obligations hereunder. In case any such Indemnified Party receives written notice of any Indemnified Matter in respect of which indemnity may be sought by it hereunder and it notifies the Borrower thereof, the Borrower shall be entitled to participate in the defense thereof, and to the extent that the Borrower may elect by notice delivered to such Indemnified Party promptly after receiving aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory at all times to such Indemnified Party and at the Borrower’s expense; provided, that if (i) the use of counsel chosen by the Borrower to represent such Indemnified Party would present such counsel with a conflict of interest or (ii) the parties against whom any Indemnified Matter arises include both such Indemnified Party and the Borrower and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or other Indemnified Parties which are different from or additional to those available to the Borrower and may conflict therewith, such Indemnified Party shall have the right to select separate counsel to assume such legal defense and otherwise to participate in the defense of such Indemnified Matter on behalf of such Indemnified Party at the Borrower’s expense. Upon receipt of notice from the Borrower to such Indemnified Party of the Borrower’s election so to assume the defense of such Indemnified Matter, and approval of counsel by such Indemnified Party, the Borrower shall not be liable to such Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) such Indemnified Party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the Borrower shall not have employed within a reasonable time and continued to employ counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party, or (iii) the Borrower shall have approved the employment of counsel for such Indemnified Party at the Borrower’s expense. The Borrower shall not be liable for any settlement of any claim, action or proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Borrower will not settle any claim, action or proceeding affecting any Indemnified Party in respect of which indemnity may be sought against the Borrower under this Agreement, whether or not such Indemnified Party is an actual or potential party to such claim, action or proceeding, without such Indemnified Party’s written consent, which shall not be unreasonably withheld, unless such settlement (x) does not require any performance by or adverse admission of such Indemnified Party, (y) does not adversely affect its business and (z) includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

(d)If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance, LIBO Rate Advance or Local Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05(b), 2.08(c) or (d), 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender within five Business Days of such payment (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the Borrower such excess.
(e)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes and termination of this Agreement.
(f)Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as of the time the event giving rise to such indemnification occurred) of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the fees (in the case of counsel, reasonable attorney’s fees), charges and disbursements of any advisor or counsel for such Person that may be imposed on, incurred by, or asserted against the Agent) in any way relating to or arising out of this Agreement or the Notes or any action taken or omitted by the Agent hereunder or under the Notes; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent for its ratable share (determined as of the time the event giving rise to such reimbursement occurred) of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04(a), to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower.

SECTION 8.05. Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any accounts designated as collateral accounts securing other Debt) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.
SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Sections 3.01 and 3.03) when it shall have been executed by the Borrower, the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
SECTION 8.07. Assignments, Designations and Participations. (a) Each Lender (other than a Designated Bidder) may, with the consent of the Borrower (which consent shall not be required so long as an Event of Default is continuing), such consent not to be unreasonably withheld or delayed, and shall, so long as no Event of Default has occurred and is continuing and if demanded by the Borrower (pursuant to the provisions of Section 2.17) upon at least five Business Days’ notice to such Lender and the Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Revolving Credit Note or Notes held by it); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof, and provided, further, however, that:
(i)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it or Competitive Bid Notes),
(ii)except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof,
(iii)each such assignment shall be to an Eligible Assignee,

(iv)each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower at the Borrower’s expense, shall be to an Eligible Assignee acceptable to the Agent (which acceptance shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement,
(v)no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement,
(vi)the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500,
(vii)the assignee shall deliver to the Agent an Administrative Questionnaire,
(viii)if such assignment shall be made as a result of a demand by the Borrower pursuant to this Section 8.07(a) to an assignee that, immediately prior to such assignment, was neither a Lender nor an Affiliate of a Lender, an administrative fee of $3,500 shall have been paid by the Borrower to the Agent upon its demand,
(ix)notwithstanding any other provision set forth in this Agreement, a Lender may assign to any of its Affiliates all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Revolving Credit Note or Notes held by it) upon notice to the Borrower and the Agent (but without releasing the obligations of the assigning Lender hereunder except with the written consent of the Borrower), so long as such assignment is otherwise in compliance with this Agreement, and
(x)notwithstanding any other provision set forth in this Agreement, a Lender may assign to any assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Revolving Credit Note or Notes held by it) upon notice to the Agent, but without the consent of the Borrower, so long as any Event of Default shall have occurred and be continuing.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i)other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any Note or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Note or any other instrument or document furnished pursuant hereto;
(ii)such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any Note or any other instrument or document furnished pursuant hereto;
(iii)such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv)such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any Note;
(v)such assignee confirms that it is an Eligible Assignee;
(vi)such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and any Note as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and
(vii)such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(c)Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto and has been consented to by the Borrower if such consent is required, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)Each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03; provided, however, that (i) no such Lender shall be entitled to make more than five such designations, (ii) each such Lender making one or more of such designations shall retain the right to make Competitive Bid Advances as a Lender pursuant to Section 2.03, (iii) each such designation shall be to a Designated Bidder and (iv) the parties to each such designation shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03 and the obligations related thereto.
(e)By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows:
(i)such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Note or any other instrument or document furnished pursuant hereto or thereto;
(ii)such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any Note or any other instrument or document furnished pursuant hereto or thereto;
(iii)such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Designation Agreement;
(iv)such designee will, independently and without reliance upon the Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any Note;
(v)such designee confirms that it is a Designated Bidder;
(vi)such designee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and any Note as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and
(vii)such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(f)Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(g)The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement, each Assignment and Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders (other than Designated Bidders), the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat only the Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Agent shall be considered to act as the agent of the Borrower in connection with its duties in respect of the Register.
(h)Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and any Notes and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations hereunder or under any Notes (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations hereunder or under any Notes) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(i)Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender.
(j)Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it), in favor of any Federal Reserve Bank in accordance with Regulation A and any applicable Operating Circular issued by such Federal Reserve Bank or to any central bank having jurisdiction over such Lender.

SECTION 8.08. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or to any Federal Reserve Bank or central bank in connection with assignments or pledges made in favor of such Person in accordance with Section 8.07(j), (d) to any other party hereto, (e) as may be necessary in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding for the enforcement of this Agreement or any Note or any rights or claims hereunder or thereunder, (f) subject to the Agent’s or the applicable Lender’s receipt of an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (subject to the conditions set forth in Section 8.07(i)) or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative, financial insurance or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (iii) any rating agency or the CUSIP Service Bureau or any similar organization, in each case described in this clause (iii) to the extent required by it in connection with its services being provided in connection with this Agreement or the financing contemplated hereby, (g) with the written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by the Agent or such Lender or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, except in each case where the Agent or such Lender or Affiliate has reason to know that such Information has become available as a result of a breach by any Person of any duty to the Borrower of confidentiality or non-disclosure. “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than such information that is publicly available prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.
The Agent agrees to provide to the Borrower, upon the Borrower’s request, each interest rate that is furnished by any Reference Bank to the Agent pursuant to Section 2.08 (each, a “Reference Bank Rate”). At the time such information is provided, the Agent may advise the Borrower in writing that such information is to be treated by the Borrower as confidential information pursuant to this Section 8.08, in which event the Borrower shall exercise the same degree of care to maintain the confidentiality of such Reference Bank Rate(s) as the Borrower accords its own confidential information. Notwithstanding the foregoing, (i) the Borrower may disclose any actual interest rate payable under this Agreement, and (ii) the Borrower may disclose any Reference Bank Rate (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that any Persons to whom such disclosure is made will be informed of the confidential nature of such Reference Bank Rate and instructed to keep such information confidential), (b) as consented to by the applicable Reference Bank, (c) to the extent required by applicable laws or regulations or by any subpoena or other legal or administrative process, (d) in connection with the exercise of any remedies hereunder or any action or proceeding for the enforcement of any rights or claims hereunder, or (e) to the extent such Reference Bank Rate becomes publicly available other than through action or inaction on the part of the Borrower contrary to the requirements of this paragraph.

SECTION 8.09. Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any Note in the courts of any jurisdiction.
(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Note in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 8.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at JPMorgan’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Foreign Currency with Dollars at JPMorgan’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c)    The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.
SECTION 8.13. Substitution of Currency. If a change in any Foreign Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of Eurocurrency Rate and LIBO Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been in if no change in such Foreign Currency had occurred.
SECTION 8.14. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
SECTION 8.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of the financing contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Agent, the Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the financing contemplated hereby; (b) (i) each of the Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Person and (ii) none of the Agent, any Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the financing contemplated hereby except those obligations expressly set forth herein; and (c) the Agent, each Arranger, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, any Arranger or any Lender has any obligation, by reason of its participation in the financing contemplated hereby, to disclose any of such interests to the Borrower or its Affiliates.

SECTION 8.16. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and any Notes by, among other things, the mutual waivers and certifications in this Section 8.16.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
UNITED PARCEL SERVICE, INC.

By /s/ Gary T. Barth
Name: Gary T. Barth
Title: Assistant Treasurer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By /s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

CITIBANK, N.A.

By /s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

BARCLAYS BANK PLC

By /s/ Craig Malloy
Name: Craig Malloy
Title: Director

BNP PARIBAS

By /s/ Louise Roussel
Name: Louise Roussel
Title: Vice President

By /s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

SOCIÉTÉ GÉNÉRALE

By /s/ Linda Tam
Name: Linda Tam
Title: Director

BANK OF AMERICA, N.A.

By /s/ Stuart Bonomo
Name: Stuart Bonomo
Title: Director

FIFTH THIRD BANK

By /s/ Darin Mitchell
Name: Darin Mitchell
Title: Vice President

GOLDMAN SACHS BANK USA

By /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.

By /s/ / Michael King
Name: Michael King
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON

By /s/ David B. Wirl
Name: David B. Wirl
Title: Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION

By /s/ Patrick D. Mueller
Name: Patrick D. Mueller
Title: Director

STANDARD CHARTERED BANK

By /s/ Steven Aloupis
Name: Steven Aloupis
Title: Managing Director

By /s/ Hsing H. Huang
Name: Hsing H. Huang
Title: Associate Director

UBS AG, STAMFORD BRANCH

By /s/ Craig Pearson
Name: Craig Pearson
Title: Associate Director

By /s/ Darlene Arias
Name: Darlene Arias
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By /s/ Ekta Patel
Name: Ekta Patel
Title: Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By /s/ Ignacio Campillo
Name: Ignacio Campillo
Title: Managing Director

By /s/ Victoria Karamanci
Name: Victoria Karamanci
Title: Vice President

ING BANK N.V., DUBLIN BRANCH

By /s/ Sean Hassett
Name: Sean Hassett
Title: Director

By /s/ Maurice Kenny
Name: Maurice Kenny
Title: Director

MIZUHO BANK, LTD

By /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By /s/ Ravneet Mumick
Name: Ravneet Mumick
Title: Director

SCHEDULE I
COMMITMENTS
FIVE YEAR CREDIT AGREEMENT

Name of Lender	Commitment
JPMorgan Chase Bank, N.A.	$266,000,000
Citibank, N.A.	$266,000,000
Barclays Bank PLC	$266,000,000
BNP Paribas	$266,000,000
Société Générale	$266,000,000
Bank of America, N.A.	$170,000,000
Fifth Third Bank	$170,000,000
Goldman Sachs Bank USA	$170,000,000
Morgan Stanley Bank, N.A.	$170,000,000
The Bank of New York Mellon	$170,000,000
HSBC Bank USA, National Association	$130,000,000
Standard Chartered Bank	$130,000,000
UBS AG, Stamford Branch	$130,000,000
Wells Fargo Bank, National Association	$130,000,000
Commerzbank AG, New York and Grand Cayman Branches	$75,000,000
ING Bank N.V., Dublin Branch	$75,000,000
Mizuho Bank, Ltd.	$75,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$75,000,000

___________
TOTAL OF                            $3,000,000,000
COMMITMENTS

EXHIBIT A-1 TO THE
CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

U.S.$                Dated:            , 201
FOR VALUE RECEIVED, the undersigned, UNITED PARCEL SERVICE, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to [Name of Lender] (the “Lender”) or its registered assigns for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 among the Borrower, the Lender and certain other lenders party thereto, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Bank PLC, BNP Paribas Securities Corp. and SG Americas Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, BNP Paribas and Société Générale, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest in respect of each Revolving Credit Advance (i) in Dollars are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Administrative Agent, at 500 Stanton-Christiana Road, Newark, Delaware 19713 in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.
This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Note, (b) contains provisions for determining the Dollar Equivalent of Advances denominated in Committed Currencies and (c) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
UNITED PARCEL SERVICE, INC.

By
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2 TO THE
CREDIT AGREEMENT
FORM OF COMPETITIVE BID NOTE
U.S.$                Dated:            , 201
FOR VALUE RECEIVED, the undersigned, UNITED PARCEL SERVICE, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of [Name of Lender] (the “Lender”) for the account of its Applicable Lending Office (as defined in the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 among the Borrower, the Lender and certain other lenders party thereto, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Bank PLC, BNP Paribas Securities Corp. and SG Americas Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, BNP Paribas and Société Générale, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined)), on         ,     , the principal amount of [U.S.$            ] [for a Competitive Bid Advance in a Foreign Currency, list currency and amount of such Advance].
The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:
Interest Rate:         % per annum (calculated on the basis of a year of      days for the actual number of days elapsed).
[Default Interest Rate:         % per annum (calculated on the basis of a year of      days for the actual number of days elapsed).]
Interest Payment Dates:
Both principal and interest are payable in lawful money of          to JPMorgan, as Agent, for the account of the Lender at the office of the Agent, at              in same day funds.
This Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

UNITED PARCEL SERVICE, INC.

By
Name:
Title:

EXHIBIT B-1 TO THE
CREDIT AGREEMENT
FORM OF NOTICE OF REVOLVING CREDIT BORROWING
JPMorgan Chase Bank, N.A., as Administrative
Agent for the Lenders party
to the Credit Agreement
referred to below
500 Stanton-Christiana Road
Newark, Delaware 19713
Attention: Rea Seth or Melissa Hart

[Date]
Ladies and Gentlemen:
The undersigned, United Parcel Service, Inc., refers to the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Bank PLC, BNP Paribas Securities Corp. and SG Americas Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, BNP Paribas and Société Générale, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(a)    The Business Day of the Proposed Revolving Credit Borrowing is         , 201    .
(b)    The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].
(c)    The aggregate amount of the Proposed Revolving Credit Borrowing is [$            ] [for a Revolving Credit Borrowing in a Committed Currency, list currency and amount of Revolving Credit Borrowing].
[(d)    The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Revolving Credit Borrowing is          month[s].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:
(i)    the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsection (f) and (g)(i) thereof) are correct in all material respects, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
(ii)    no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Notwithstanding any condition precedent to the contrary contained in the Credit Agreement, a labor dispute of any sort involving employees of the undersigned or its Subsidiaries shall not prevent the undersigned from borrowing thereunder unless as a result thereof the undersigned is in Default under Section 6.01(a) or (e) of the Credit Agreement.

Very truly yours,

UNITED PARCEL SERVICE, INC.

By
Name:
Title:

EXHIBIT B-2 TO THE
CREDIT AGREEMENT

FORM OF NOTICE OF COMPETITIVE BID BORROWING
JPMorgan Chase Bank, N.A., as Administrative
Agent for the Lenders party
to the Credit Agreement
referred to below
500 Stanton-Christiana Road
Newark, Delaware 19713
Attention: Rea Seth or Melissa Hart

[Date]
Ladies and Gentlemen:
The undersigned, UNITED PARCEL SERVICE, INC., refers to the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Bank PLC, BNP Paribas Securities Corp. and SG Americas Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, BNP Paribas and Société Générale, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:

(A)	Date of Competitive Bid Borrowing
(B)	Amount of Competitive Bid Borrowing
(C)	[Maturity Date] [Interest Period]
(D)	Interest Rate Basis
(E)	Day Count Convention
(F)	Interest Payment Date(s)
(G)	Currency
(H)	Borrower's Account Location
(I)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:
(i)    the representations and warranties contained in Section 4.01 are correct in all material respects (except the representations set forth in subsection (f) and (g)(i) thereof), before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;
(ii)    no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(iii)    the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.
Notwithstanding any condition precedent to the contrary contained in the Credit Agreement, a labor dispute of any sort involving employees of the undersigned or its Subsidiaries shall not prevent the undersigned from borrowing thereunder unless as a result thereof the undersigned is in Default under Section 6.01(a) or (e) of the Credit Agreement.

Very truly yours,

UNITED PARCEL SERVICE, INC.

By
Name:
Title:

EXHIBIT C TO THE
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE
Reference is made to the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among United Parcel Service, Inc., certain Lenders party thereto, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Bank PLC, BNP Paribas Securities Corp. and SG Americas Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, BNP Paribas and Société Générale, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) for the Lenders.
The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:
1.The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.
2.The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (d) attaches the Revolving Credit Note held by the Assignor and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.
3.The Assignee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 4.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon any Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of any Loan Document are required to be performed by it as a Lender; and (f) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

4.Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.
5.Upon such acceptance and recording by the Agent and so long as the Borrower has consented thereto, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
6.Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.
7.This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
8.This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE

Percentage interest assigned:	%
Assignee's Commitment:	$
Aggregate outstanding principal amount of Revolving Credit Advances assigned:	$
Principal amount of Revolving Credit Note Payable to Assignee:	$
Principal amount of Revolving Credit Note payable to Assignor:	$

Effective Date*:          , 201
[NAME OF ASSIGNOR], as Assignor
By
Name:
Title:
Dated:             , 201
[NAME OF ASSIGNEE], as Assignee
By
Name:
Title:
Dated:             , 201
Domestic Lending Office:
[ADDRESS]
Eurocurrency Lending Office:
[ADDRESS]

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted this      day of         , 201

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By
Name:
Title:
*[Consented to this      day of        , 201
UNITED PARCEL SERVICE, INC., as Borrower
By
Name:
Title:]

* To be excluded if Borrower's consent is not required.

EXHIBIT D TO THE
CREDIT AGREEMENT

FORM OF DESIGNATION AGREEMENT
Dated             , 201
Reference is made to the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Bank PLC, BNP Paribas Securities Corp. and SG Americas Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, BNP Paribas and Société Générale, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.
[Name of Designor] (the “Designor”) and [Name of Designee] (the “Designee”) agree as follows:
1.The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Advances pursuant to Section 2.03 of the Credit Agreement.
2.The Designor makes no representation or warranty and assumes no responsibility with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto and (b) the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.
3.The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 4.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will, independently and without reliance upon any Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is a Designated Bidder; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Lender.
4.Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on the signature page hereto.
5.Upon such acceptance and recording by the Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03 of the Credit Agreement and the rights and obligations of a Lender related thereto.
6.This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Designation Agreement.
IN WITNESS WHEREOF, the Designor and the Designee have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.
Effective Date*:             , 201
[NAME OF DESIGNOR], as Designor
By
Name:
Title:
[NAME OF DESIGNEE], as Designee
By
Name:
Title:
Applicable Lending Office (and address for notices):
[ADDRESS]
Accepted this     day of     _________, 201_
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By
Name:
Title:

*	This date should be no earlier than five Business Days after the delivery of this Designation Agreement to the Agent.

EXHIBIT E TO THE
CREDIT AGREEMENT
King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, GA 30309-3521
Tel: +1 404 572 4600
Fax: +1 404 572 5100
www.kslaw.com

March 27, 2015
To the Lenders that are parties to the 364-Day Credit Agreement and the 5-Year Credit Agreement as defined below, and to the Agent for such Lenders as defined below
Re:    United Parcel Service, Inc.
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.01(e)(iv) of that certain 364-Day Credit Agreement (the “364-Day Credit Agreement”) and Section 3.01(d)(iv) of that certain Third Amended and Restated Five Year Credit Agreement (the “5-Year Credit Agreement”, and together with the 364-Day Credit Agreement, the “Credit Agreements”), each dated as of March 27, 2015, among United Parcel Service, Inc., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages to the respective Credit Agreements (collectively, the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”) for the Lenders. Terms defined in the Credit Agreements are used herein as therein defined.
We have acted as special New York counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreements. In that connection, we have examined:

(a)	each of the Credit Agreements;
(b)	the corporate charter of the Borrower and all amendments thereto (its "Charter");
(c)	the by-laws of the Borrower (its "By-Laws"); and
(d)	the certificate of the Secretary of State of Delaware dated March 16, 2015, attesting to the continued corporate existence and good standing of the Borrower in such state.
We have also examined the certificates of the Assistant Treasurer and the Assistant Secretary of the Borrower, dated March 27, 2015 (the “Certificates”) and the originals, or copies certified to our satisfaction, of the documents listed in the Certificates. In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and such other agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. In rendering the opinions set forth herein, we have relied on the accuracy and completeness of all factual matters set forth in such certificates, records, agreements, instruments and other documents, as well as the representations and warranties of the Borrower as to factual matters set forth in the Credit Agreements.

For purposes of this opinion, we have assumed that (i) all items submitted to us as originals are authentic and all signatures thereon are genuine, (ii) all items submitted to us as copies conform to the originals, and (iii) each such item has been duly executed and delivered by each party pursuant to due authorization therefor and constitutes such party’s (other than the Borrower’s) legal, valid and binding obligation, enforceable against such party in accordance with its terms. We have further assumed that (x) each party to each Credit Agreement (other than the Borrower) has complied with all banking and other laws and regulations that are applicable to such party in respect of such Credit Agreement and the transactions described therein, including without limitation, any requirement for such party to be authorized to transact business as a foreign entity in any jurisdiction in which enforcement of such Credit Agreement is sought by such party, and (y) to the extent applicable law requires that any Lender or the Agent act in accordance with applicable duties of good faith or fair dealing, in a commercially reasonable manner, or otherwise in compliance with applicable legal requirements in exercising its rights and remedies under the Credit Agreement to which it is a party, such Lender or the Agent will fully comply with such legal requirements, notwithstanding any provision of such Credit Agreement that purports to grant such Lender or the Agent the right to act or fail to act in a manner contrary to such legal requirements, or based on its sole judgment or in its sole discretion or provisions of similar import.
Our opinions expressed herein are limited to Applicable Laws, and we do not express any opinion herein concerning any other law. The term “Applicable Laws” means those laws, rules and regulations of the State of New York, the General Corporation Law of the State of Delaware, and the laws of the United States of America which are actually known to us (based upon our review of those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreements). Without limiting the foregoing, we express no opinion as to any matter arising under any applicable federal or state securities law, antitrust or trade law, environmental law, health or safety law, tax, labor, insurance, pension or employee benefit law, any law relating to licenses, permits, approvals or similar matters applicable to the properties, businesses or activities of the Borrower, any matter of local or municipal law adopted by any political subdivision of any state, or any other law that is applicable to the transactions contemplated by the Credit Agreements or the parties thereto because of the nature or extent of their properties or business activities.
Based upon the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, limitations, qualifications and exceptions stated herein, we are of the opinion that as of the date hereof:
1.    Based solely on the certificate described in item (d) above, the Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware.
2.    The execution, delivery and performance by the Borrower of each of the Credit Agreements and the consummation of the transactions contemplated thereby are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its Charter or its By-Laws or (ii) any Applicable Laws applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any document referred to in the Certificates or otherwise known to us. Each of the Credit Agreements has been duly executed and delivered on behalf of the Borrower.
3.    No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body in the State of New York or the United States of America is required for the due execution, delivery and performance by the Borrower of either of the Credit Agreements.

4.    Each of the Credit Agreements is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
In addition, we confirm to you that, insofar as is known to us, except as otherwise described in the Credit Agreements or in the Borrower’s reports on Forms 10-K, 10-Q, or 8-K previously filed with the Securities and Exchange Commission, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Material Subsidiaries before any court, governmental agency or arbitrator which purport to affect the legality, validity, binding effect or enforceability of either of the Credit Agreements or the consummation of the transactions contemplated thereby or which are likely to have a materially adverse effect upon the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.
The opinions set forth above are subject to the following limitations, qualifications and exceptions:
(a)    No opinion is rendered as to matters not specifically referred to herein and you may not infer from anything stated herein or not stated herein any opinions with respect thereto.
(b)    Our opinion in paragraph 4 above is qualified to the extent that the enforceability of the Credit Agreements may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally (including, without limitation, matters of contract rejection, fraudulent conveyances and obligations, turn-over, preference, equitable subordination, automatic stay, and substantive consolidation under federal bankruptcy laws, as well as state laws regarding fraudulent transfers, obligations, and conveyances, and state receivership laws).
(c)    Our opinion in paragraph 4 above is subject to the effect of general principles of equity, whether applied by a court of law or equity (including, without limitation, principles governing the availability of specific performance, injunctive relief or other equitable remedies, principles affording traditional equitable defenses such as waiver, laches and estoppel, and legal standards requiring reasonableness or materiality of breach for exercise of remedies or providing for defenses based on impracticability or impossibility of performance or on obstruction or failure to perform or otherwise act in accordance with an agreement by a party thereto other than the Borrower).
(d)    Our opinion in paragraph 4 above, insofar as it concerns the enforceability of the choice of New York law and the choice of New York forum provisions of the Credit Agreements, is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5‑1401 and 5‑1402 and N.Y. C.P.L.R. 327(b), and is subject to the qualification that such enforceability may be limited by public policy considerations by the courts of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought.

(e)    No opinion is rendered as to (i) Section 2.15 or 8.05 of either of the Credit Agreements insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise setoff or similar rights with respect to such participation, (ii) the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of either of the Credit Agreements may be sought that limits the rates of interest legally chargeable or collectible, or (iii) the submission by the Borrower to the exclusive jurisdiction of New York State courts or Federal courts of the United States of America, sitting in the Borough of Manhattan. In addition, certain other provisions contained in the Credit Agreements may be limited or rendered ineffective by Applicable Laws of the State of New York or judicial decisions governing such provisions or holding their enforcement to be unreasonable under the then existing circumstances, but the inclusion of such provisions does not affect the validity of either of the Credit Agreements as a whole and does not materially diminish the practical realization of the substantive rights and benefits intended to be provided thereby.
(f)    Whenever any statement herein with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring solely to the actual knowledge of the particular King & Spalding LLP attorneys who have represented the Borrower in connection with the negotiation, execution and delivery of the Credit Agreements. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from our representation of the Borrower in this or any other matters.
This opinion letter speaks only as of the date hereof, and we expressly disclaim any responsibility to advise you of any development or circumstance, including changes of law of fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein. This opinion letter is furnished to the addressees hereof solely in connection with the transactions contemplated by the Credit Agreements, is solely for the benefit of the addressees hereof, and may not be relied upon by any other Person or for any other purpose without our prior written consent. Notwithstanding the foregoing, this opinion letter may be relied upon by any Person that becomes a Lender after the date hereof in accordance with the provisions of the applicable Credit Agreement as if this opinion letter were addressed and delivered to such Person on the date hereof. Any such reliance must be actual and reasonable under the circumstances existing at the time such Person becomes a Lender, taking into account any changes in law or facts and any other developments that such Person knows or has reason to know at such time.
Very truly yours,
/s/ King & Spalding LLP
King & Spalding LLP

EXHIBIT F TO THE
CREDIT AGREEMENT

Form of Note for 3.125% Senior Notes due January 15, 2021 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on November 12, 2010).

EXHIBIT G TO THE
CREDIT AGREEMENT

EXHIBIT G-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advances(s) (as well as any Note(s) evidencing such Advances(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT G-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT G-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, (ii) an IRS Form W-8BEN-E, or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT G-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Third Amended and Restated Five Year Credit Agreement dated as of March 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advances(s) (as well as any Note(s) evidencing such Advances(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advances(s) (as well as any Note(s) evidencing such Advances(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, (ii) an IRS Form W-8BEN-E, or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]